Exhibit 99

Second Amendment to:

The Development and License Agreement between Capstone Turbine Corporation (“Capstone”) and Carrier Corporation (“Carrier”), effective September 4, 2007 and as amended from time to time (“Development Agreement”).

In consideration of the mutually beneficial commercial relationship between Capstone and Carrier, acknowledged by each of the parties to be good and valuable consideration, Capstone and Carrier agree to amend the Development Agreement as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned within the Development Agreement.

2. The parties acknowledge that under Section 2 of the First Amendment to the Development Agreement, Capstone may propose to Carrier a lump sum payment amount, which, upon payment to Carrier, would release Capstone from any future royalty payment obligations (subject to the terms and conditions to be negotiated by the parties). The parties agree that the following specific terms and conditions shall apply:

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Capstone agrees to pay, and Carrier agrees to accept, a one-time lump sum payment of $2,973,723 USD to conclude Capstone’s current royalty obligation under the Development Agreement and release Capstone from any future royalty payment obligations.

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Capstone agrees to make, and Carrier agrees to accept, the one-time lump sum payment within 60 calendar days of the effective date of execution of this Second Amendment. Payment shall be made via wire transfer to: JP Morgan/Chase Manhattan Bank, One Chase Manhattan Plaza, 7th Floor, New York, NY 10005; For the Account of: Carrier Corporation ABA# 021000021, Account # 910-2-630-960.

3. In consideration of the mutually beneficial commercial relationship described above, the parties also agree to strike Section 2.2.2, Non Compete Provisions, from the Development Agreement.

4. Except as modified by the terms and conditions of this Second Amendment, the terms and conditions of the Development Agreement shall remain in full force and effect.

This Second Amendment shall be deemed executed by both parties when any one or more of the counterparts hereof, individually or taken together, bears the signature of each of the parties. The parties may deliver counterparts of this Second Amendment by facsimile or electronic transmission.

IN WITNESS WHEREOF, by executing below, the parties have caused this Second Amendment to be effective as of the last date of signature below (“Effective Date”).

Capstone Turbine CorporationCarrier Corporation

Name: Darren Jamison	Name: Scott W. Moore
Signature: /s/Darren Jamison	Signature: /s/Scott W. Moore
Title: President & CEO	Title: MD North Amer. Field Service
Date: July 25, 2018	Date: July 25, 2018